Exhibit 99.1

FOR IMMEDIATE RELEASE

October 26, 2005

Contacts:

David Neumann

Chief Financial Officer

Phone: (518) 782-7700 ext. 1161

dave_neumann@plugpower.com

Cynthia Mahoney White

Manager, Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

Mobile: (518) 527-1172

cynthia_mahoneywhite@plugpower.com

PLUG POWER REPORTS PROGRESS TOWARD 2005 PUBLIC CORPORATE

MILESTONES AND PROVIDES 3rd Q FINANCIAL UPDATE

LATHAM, N.Y. – October 26, 2005 – Plug Power Inc. (NASDAQ: PLUG), a leading provider of clean, reliable on-site energy, today reported status against 2005 public corporate milestones and financial results for the quarter ended Sept. 30, 2005. The Company remains on track to achieve its 2005 milestones.

“We are pleased with our progress during the third quarter and year to date and remain committed to achieving the 2005 milestones that we established for the Company earlier this year,” said Roger Saillant, Plug Power’s President and CEO.

Current status against 2005 public corporate milestones:

Triple the number of GenCore® orders received to at least 300:

•	Received 136 GenCore orders during the quarter bringing the year-to-date total GenCore orders received to 192. The majority of the orders received this year were from end users in the targeted telecommunications and utility market segments.

•	Secured three new distribution partners for GenCore: Connect Telecommunications Solutions Inc., Zebotec GmbH and SmartLink Ltd. will market, distribute and sell Plug Power’s backup fuel cell system to telecommunication providers throughout Canada; Germany, Austria and Switzerland; and Kuwait, respectively. More than 75 percent of the Company’s year-to-date GenCore orders have come via Plug Power’s channel partners, which currently provide access to customers across five continents.

•	Lobbied for a 30 percent fuel cell tax credit of up to $1,000 per kilowatt that was included in the Energy Policy Act of 2005 and signed into law by President Bush in August. Available in January 2006, this tax credit can be used in residential or commercial applications and specifically includes telecommunications carriers among the eligible end users.

Begin field-testing the next-generation continuous-run product:

Completed commissioning and began testing the first 10 prototype next-generation GenSys® fuel cell systems at Robins Air Force Base in Georgia. This one-year field trial will be used to enhance product performance and improve system reliability throughout the duration of the program.

Reduce GenCore direct material cost by 25 percent from 2004 levels:

Remained on track to reduce GenCore direct material cost by 25 percent from 2004 levels. Year-to-date GenCore direct material cost reduction is approximately 16 percent.

Secure a contract with Honda for Phase III of the Home Energy Station (HES) and proceed with development activities:

Completed the HES Phase III and fundamental research and development contracts with Honda R&D during the first quarter of this year. Plug Power continues to execute and remains on track against its statement of work with Honda and is preparing to showcase the third generation design of the HES.

Financial results:

During the third quarter, Plug Power improved the Company’s capitalization and strengthened the balance sheet by adding approximately $70.6 million net cash through the sale of shares of common stock offered under the Company’s existing shelf registration statement filed with the Securities and Exchange Commission. As of Sept. 30, 2005 the Company had $110.9 million in cash, cash equivalents and marketable securities and $105.7 million in working capital.

Net cash used in operating activities for the third quarter ended Sept. 30, 2005 was $10.7 million, bringing year-to-date cash used in operating activities to $30.1 million compared to $25.8 million in 2004 (see attached financial highlights). In 2005, the Company has increased its direct sales force focused on accelerating the commercialization of its GenCore product and has increased product development spending related to its next-generation GenSys fuel cell system. The Company continues to expect that net cash used in operating activities will be less than $40.0 million in 2005.

Total revenue for the third quarter ended Sept. 30, 2005 was $3.9 million compared to $4.6 million for the third quarter in 2004. Year-to-date total revenue was $10.8 million, compared to $11.6 million in the prior year. The decrease in revenue is primarily the result of the Company’s focus on selling GenCore, its lower-priced commercial product, and phasing out sales of its older generation test and demonstration systems. The Company continues to defer product and service revenue, a component of total revenue, at the time of sale and to amortize that revenue over the period of the underlying service and other contractual obligations. Deferred revenue was $3.4 million at Sept. 30, 2005 compared to $6.5 million at Sept. 30, 2004.

Net loss for the quarter ended Sept. 30, 2005 was $11.9 million, or $0.15 per share, compared to $11.7 million, or $0.16 per share, for the same period in 2004. Year-to-date net loss was $35.3 million, or $0.47 per share, compared to $34.9 million or $0.48 per share for the same period last year.

Plug Power has scheduled a conference call today at 10:00 AM (EDT) to review its third quarter 2005 results. Interested parties are invited to participate. To listen to the conference call, please call 617-614-3923 and enter the passcode PLUG (7584). The live webcast can be accessed by logging onto http://www.plugpower.com. A playback of the call will be available on the Web site for a period following the call. See the attached financial highlights for the third quarter 2005.

About Plug Power

Plug Power Inc. is an established leader in the deployment of clean, reliable, on-site energy products. More than 500 Plug Power fuel cell systems have been delivered to customers worldwide in commercial, public sector, telecommunications, utility and uninterruptible power supply markets. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power’s future results of operations, Plug Power’s product development expectations or of Plug Power’s financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Plug Power’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s reliance on its relationship with certain affiliates of General Electric (GEFCS); Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; fluctuations in the trading price and volume of Plug Power’s common stock and other risks and uncertainties discussed under the heading “Factors Affecting Future Results” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2004, dated March 15, 2005, and filed with the Securities Exchange Commission on March 15, 2005, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheet Data:	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$51,753,381	$18,976,767
Restricted cash	365,000	365,000
Marketable securities	54,820,787	47,872,662
Accounts receivable	1,697,973	2,989,481
Inventory	4,616,846	3,527,140
Other current assets	1,610,183	1,230,713

Total current assets	114,864,170	74,961,763
Restricted cash	3,965,274	3,965,274
Property, plant and equipment, net	21,002,300	21,829,254
Intangible asset	—	687,500
Investment in affiliates	4,438,355	5,785,358
Goodwill	10,388,980	10,388,980
Other assets	307,410	379,361

Total assets	$154,966,489	$117,997,490

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,258,677	$2,339,143
Accrued expenses and other current liabilities	3,488,077	2,874,554
Deferred revenue	3,408,073	5,675,227

Total current liabilities	9,154,827	10,888,924
Long-term debt and other liabilities	5,038,894	4,995,740

Total liabilities	14,193,721	15,884,664
Stockholders' equity	140,772,768	102,112,826

Total liabilities and stockholders' equity	$154,966,489	$117,997,490

Statements of Operations Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue
Product and service revenue	$1,309,718	$1,335,018	$3,839,757	$4,194,145
Research and development contract revenue	2,570,957	3,293,805	6,918,289	7,405,297

Total revenue	3,880,675	4,628,823	10,758,046	11,599,442
Cost of revenue and expenses
Cost of product and service revenue	796,057	1,239,102	2,479,038	3,887,000
Cost of research and development contract revenue	3,364,876	4,260,544	9,534,668	9,915,450
Research and development expense:
Noncash stock-based compensation	386,775	663,748	1,136,129	1,659,069
Other research and development	9,121,133	7,932,783	25,934,317	24,528,128
General and administrative expense:
Noncash stock-based compensation	274,739	304,048	878,688	1,035,323
Other general and administrative	1,980,584	1,695,064	5,855,418	5,176,628

Operating loss	(12,043,489)	(11,466,466)	(35,060,212)	(34,602,156)
Interest income, net	623,925	234,289	1,116,787	1,018,243

Loss before equity in losses of affiliates	(11,419,564)	(11,232,177)	(33,943,425)	(33,583,913)
Equity in losses of affiliates	(448,273)	(451,142)	(1,347,002)	(1,350,483)

Net loss	$(11,867,837)	$(11,683,319)	$(35,290,427)	$(34,934,396)

Loss per share—basic and diluted	$(0.15)	$(0.16)	$(0.47)	$(0.48)

Weighted average number of shares outstanding	80,193,623	73,173,913	75,728,709	73,056,991

Statements of Cash Flows Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net loss	$(11,867,837)	$(11,683,319)	$(35,290,427)	$(34,934,396)
Non—cash expense	1,934,477	3,158,282	7,075,585	10,368,168
Changes in assets and liabilities	(775,333)	1,242,499	(1,871,516)	(1,265,854)

Net cash used in operating activities	$(10,708,693)	$(7,282,538)	$(30,086,358)	$(25,832,082)

Purchase of property, plant and equipment	(689,268)	(463,664)	(1,630,159)	(1,171,495)
Proceeds from disposal of property, plant and equipment	5,000	—	5,000	—
Marketable securities	(25,024,280)	4,463,585	(6,765,913)	(25,001,176)

Net cash provided by (used in) investing activities	$(25,708,548)	$3,999,921	$(8,391,072)	$(26,172,671)

Procedds from issuance of common stock, net	$70,618,520	$—	$70,618,520	$—
Proceeds from stock options and employee
stock purchase plan	130,023	2,900	686,019	695,847
Other	(17,253)	(18,959)	(50,495)	(51,651)

Net cash provided by financing activities	$70,731,290	$(16,059)	$71,254,044	$644,196